Exhibit 99.1

Enterprise Products Partners L.P. Announces Pricing of

Public Unit Offering

Houston, Texas (Thursday, December 8, 2011) – Enterprise Products Partners L.P. (NYSE:EPD) today announced that it has priced a public offering of 9,000,000 common units representing limited partner interests in the partnership at a public offering price of $44.68 per common unit. Enterprise has also granted the underwriters a 30-day option to purchase up to 1,350,000 additional common units to cover over-allotments, if any. Enterprise will use the net proceeds of approximately $390 million from this offering, including any exercise of the over-allotment option by the underwriters, to temporarily reduce borrowings under its multi-year revolving credit facility.

Barclays Capital, BofA Merrill Lynch, Citigroup, J.P. Morgan, Morgan Stanley, and UBS Investment Bank are joint book-running managers for the offering. Credit Suisse, Raymond James, RBC Capital Markets, Deutsche Bank Securities, Morgan Keegan & Company Inc., Ladenburg Thalmann & Co. Inc., Sanders Morris Harris, and Janney Montgomery Scott are co-managers. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. A copy of the preliminary prospectus supplement and related base prospectus may also be obtained from the underwriters as follows:

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Toll-free number: (888) 603-5847

Barclaysprospectus@broadridge.com

BofA Merrill Lynch

Attn: Prospectus Department

4 World Financial Center

New York, NY 10080

Email: dg.prospectus_requests@baml.com

Citigroup

Attention: Prospectus Dept.

Brooklyn Army Terminal

140 58th Street, 8th floor,

Brooklyn, NY 11220

Toll-free number: (800) 831-9146

batprospectusdept@citi.com

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Toll-free number: (866) 803-9204

Morgan Stanley

Attn: Prospectus Dept.

180 Varick Street, 2nd floor,

New York, NY 10014

Toll-free number: (866) 718-1649

prospectus@morganstanley.com

UBS Investment Bank

Attn: Prospectus Dept.

299 Park Avenue

New York, NY 10171

Toll-free number: (888) 827-7275

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units described herein, nor shall there be any sale of these common units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include approximately: 50,000 miles of onshore and offshore pipelines; 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 8 billion cubic feet of natural gas storage capacity. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; offshore production platform services; crude oil and refined products transportation, storage and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information, visit www.enterpriseproducts.com.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

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